Execution Version

INTERIM VOLUNTARY ADVISORY FEE WAIVER AGREEMENT

This INTERIM VOLUNTARY ADVISORY FEE WAIVER AGREEMENT (the “Agreement”) is dated as of September 10, 2026, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas life insurer (the “Adviser”), and VALIC COMPANY I, a Maryland corporation (the “Company”).

WITNESSETH:

WHEREAS, the Adviser and the Company are parties to that certain Interim Investment Advisory Agreement, dated September 10, 2026 (as amended, restated or otherwise modified from time to time, the “Advisory Agreement”), pursuant to which the Adviser serves as the investment adviser to the Dynamic Allocation Fund (the “Fund”); and

WHEREAS, the Company, on behalf of the Fund, pays the Adviser as compensation for services provided to the Fund, a management fee at the annual rates set forth in the Advisory Agreement (the “Management Fee”); and

WHEREAS, the Adviser has entered into an Interim Investment Sub-Advisory Agreement with AllianceBernstein L.P. (the “Subadviser” or “AB”), dated September 10, 2026 (as amended from time to time, the “Subadvisory Agreement”), pursuant to which the Subadviser provides subadvisory services to the Fund; and

WHEREAS, the Adviser pays the Subadviser, as compensation for services provided to the Fund, a subadvisory fee at the annual rates set forth in the Subadvisory Agreement (the “Subadvisory Fee”); and

WHEREAS, the Subadviser manages the “Overlay Component” of the Fund by investing in derivative instruments to manage the Fund’s net equity exposure as well as fixed income securities and short-term investments to generate income, manage cash flows, and meet the Fund’s liquidity needs, among other things, and in connection therewith, a portion of such Overlay Component may be invested in the AB Government Money Market Portfolio, a series of AB Fixed-Income Shares, Inc. (the “AB Portfolio”) as needed, in order to manage daily cash flows to or from the Fund; and

WHEREAS, the Subadviser has agreed to implement partial fee waivers and/or reimbursements for certain of its institutional clients that are invested in the AB Portfolio, such as the Fund; and

WHEREAS, the Subadviser has voluntarily agreed to waive its Subadvisory Fee with respect to the Fund up to the amount of any advisory fees it receives from the AB Portfolio, in connection with any investment by AB on behalf of the Fund in the AB Portfolio (the “AB Fee Waiver”); and

WHEREAS, the AB Fee Waiver may be modified or discontinued at any time by AB; and

WHEREAS, the Adviser has voluntarily agreed to waive its fees under the Advisory Agreement, in the amounts set forth herein.

NOW THEREFORE, it is hereby agreed between the parties hereto as follows:

1.

The Adviser voluntarily agrees to waive its Management Fee under the Advisory Agreement with respect to the Fund in an amount equal to the AB Fee Waiver in order to pass the benefit of such waiver onto the Fund in connection with the Fund’s investments in the AB Portfolio (the “AB Portfolio Waiver”).

2.

The AB Portfolio Waiver may be terminated at any time by the Adviser. In addition, the AB Portfolio Waiver shall terminate automatically upon the termination of the AB Fee Waiver or upon termination of the Advisory Agreement with respect to the Fund.

3.	This Agreement shall be construed in accordance with the laws of the State of New York.

4.	This Agreement may be amended by mutual consent of the parties hereto in writing.

5.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com, or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:	/s/ Kevin Adamson
Name: Kevin J. Adamson
Title: Senior Vice President

VALIC COMPANY I

By:	/s/ Donna McManus
Name: Donna McManus
Title: Treasurer

[Signature Page to Interim Advisory Fee Waiver Agreement – Dynamic Allocation Fund]